FCPT Announces Third Quarter 2026 Financial and Operating Results

MILL VALLEY, CA – October 28, 2026 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three and nine months ended September 30, 2026.

Management Comments

“We acquired more than $326 million in net lease properties during the quarter. This volume was a record for FCPT and was funded entirely with low-cost debt. This summer, we also successfully refinanced and upsized our credit facility to significantly extend our maturity profile. As expected, we also recently extended 100% of Olive Garden and LongHorn leases maturing in 2027 without landlord concessions,” said Bill Lenehan, Chief Executive Officer. “Our portfolio is in great shape, and as we look forward, we remain as focused as ever on accretive capital allocation. As such and given current market conditions, we have announced our inaugural share repurchase program. At the current share price, we view share repurchases as delivering more value than property purchases. That said, we have started to see new acquisitions being priced at higher cap rates. We will continue to modulate our capital allocation decisions to maximize shareholder value creation.”

Rent Collection Update

As of September 30, 2026, the Company has received rent payments representing 99.7% of its portfolio contractual base rent for the quarter ending September 30, 2026.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

•
Rental revenue for the third quarter increased 13.8% over the prior year to $75.7 million. Rental revenue consisted of $75.2 million in cash rents and $502 thousand of combined straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $28.8 million for the third quarter, or $0.26 per diluted share. These results compare to net income attributable to common shareholders of $28.8 million for the same quarter in the prior year, or $0.28 per diluted share.

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Net income attributable to common shareholders was $89.1 million for the nine months ended September 30, 2026, or $0.81 per diluted share. These results compare to net income attributed to common shareholders of $82.9 million for the same nine-month period in 2025, or $0.81 per diluted share.

Adjusted Funds from Operations (AFFO)

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AFFO per diluted share for the third quarter was $0.46, representing 2.9% growth compared to the same quarter in 2025.

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AFFO per diluted share for the nine months ended September 30, 2026 was $1.36, representing 2.7% growth compared to the same nine-month period in 2025.

Funds from Operations (FFO)

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NAREIT-defined FFO per diluted share for the third quarter was $0.43, representing 2.4% growth compared to the same quarter in 2025.

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NAREIT-defined FFO per diluted share for the nine months ended September 30, 2026 was $1.27,

representing 2.2% growth compared to the same nine-month period in 2025.

General and Administrative (G&A) Expense

•
G&A expense for the third quarter was $6.9 million, which included $2.1 million of stock-based compensation. These results compare to G&A expense in the third quarter of 2025 of $6.5 million, including $2.2 million of stock-based compensation.

•
Cash G&A expense (after excluding stock-based compensation) for the third quarter was $4.7 million, representing 6.3% of cash rental income for the quarter, compared to $4.3 million of cash G&A in the third quarter of 2025 representing 6.5% of cash rental income.

Dividends

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FCPT declared monthly dividends for the months of October, November, and December of $0.1265 per common share (equivalent to $1.5180 per share per annum). This represents a 3.5% increase from the prior quarter.

Real Estate Portfolio

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As of September 30, 2026, the Company’s rental portfolio consisted of 1,456 properties located in 48 states. The properties are 99.5% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 6.7 years.

Acquisitions

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During the third quarter, FCPT acquired 120 properties for a combined purchase price of $326.3 million at an initial weighted average cash yield of 6.6%, on rents in place as of September 30, 2026, or a 7.1% GAAP yield and a weighted average remaining lease term of 9.6 years. The properties were approximately 87% medical retail, 5% casual dining and quick service restaurants, 5% auto, and 4% other retail by purchase price.

Dispositions

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During the third quarter ended September 30, 2026, FCPT did not sell any properties.

Liquidity and Capital Markets

Liquidity

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On September 30, 2026, FCPT had approximately $397 million of available liquidity including $7 million of cash and cash equivalents, $40 million of undrawn delayed draw term loans, and $350 million of capacity under the revolving credit facility.

Equity Activity

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FCPT’s Board of Directors has authorized a share repurchase program that would allow FCPT to purchase up to $100 million of the Company’s outstanding common stock. The share repurchase program does not obligate FCPT to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

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During the third quarter, the Company did not sell shares of Common Stock via the at-the-market (ATM) program.

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Year-to-date through October 28, 2026, FCPT has not sold shares of Common Stock via the ATM program and no shares remain to be settled under existing forward sale agreements.

Credit Facilities and Unsecured Notes

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On September 30, 2026, FCPT had $1,585 million of outstanding debt, consisting of $960 million of term loans, $625 million of unsecured fixed rate notes and no outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, was 6.0x at quarter-end.

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On July 28, 2026, FCPT entered into a Fifth Amended and Restated Revolving Credit and Term Loan Agreement with a group of existing and new lenders. The amendment increased the overall size of the facility from $940 million to $1.15 billion by entering into a new $400 million term loan that matures in August 2031. At closing, $190 million of the term loan was used to pay down loans maturing in November 2026 and February 2027. The remaining $210 million was expected to fund investments and other general corporate purposes. As of September 30, 2026, $40 million of the term loan remained undrawn and is expected to be drawn by the end of Q4 2026.

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As part of this amendment, FCPT's lenders agreed to improved credit margin spreads under the Credit Agreement. Based on FCPT’s current investment grade ratings of BBB/Baa3 (Fitch/Moody’s), FCPT's interest expense for the $800 million of term loans in the subject facility is SOFR + 0.90% and SOFR + 0.85% for revolving borrowings. Additionally, FCPT’s lenders agreed to extend the maturity of Tranche A-5 ($85 million) to March 2028 and provide an additional one-year extension option to the same tranche at the Company’s discretion, subject to certain conditions. The adjustments to credit margin spreads for this facility do not impact the $200 million 7-year Term Loan facility announced in Q2 2026. Please see our supplemental for the detailed debt schedule.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, October 29 at 12:00 p.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 461 5787 (domestic toll free) or 1 585 542 9983 (international) with the meeting ID 307029499

Live webcast: https://events.q4inc.com/attendee/307029499

Replay: A conference call replay will be available for one year via the webcast

About FCPT

FCPT is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, the timing, manner, amount and completion of any share repurchases, if any, and the continuation, modification, suspension or termination of the Company’s share repurchase program, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the Third Quarter 2026 operating results and other information on the Company are available on the investor relation section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues:
Rental revenue	$75,678	$66,508	$215,526	$194,804
Restaurant revenue	8,006	7,641	24,742	23,663
Total revenues	83,684	74,149	240,268	218,467
Operating expenses:
General and administrative	6,889	6,516	21,615	20,595
Depreciation and amortization	18,582	15,051	51,332	44,100
Property expenses	3,998	3,678	10,996	10,329
Restaurant expenses	7,763	7,230	23,439	22,146
Total operating expenses	37,232	32,475	107,382	97,170

Interest expense	(17,372)	(12,955)	(44,306)	(38,767)
Other income, net	253	188	1,279	693
Income tax expense	(454)	(30)	(619)	(205)
Net income	28,879	28,877	89,240	83,018

Net income attributable to noncontrolling interest	(30)	(32)	(93)	(93)
Net Income Attributable to Common Shareholders	$28,849	$28,845	$89,147	$82,925

Basic net income per share	$0.26	$0.28	$0.81	$0.82
Diluted net income per share	$0.26	$0.28	$0.81	$0.81
Regular dividends declared per share	$0.3666	$0.3550	$1.0996	$1.0650

Weighted-average shares outstanding:
Basic	109,500,640	103,881,846	109,426,522	101,485,547
Diluted	109,838,433	104,167,774	109,743,738	101,770,250

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2026	December 31, 2025
ASSETS	(Unaudited)
Real estate investments:
Land	$1,640,158	$1,499,059
Buildings, equipment and improvements	2,225,600	1,998,573
Total real estate investments	3,865,758	3,497,632
Less: Accumulated depreciation	(852,694)	(816,992)
Total real estate investments, net	3,013,064	2,680,640
Intangible lease assets, net	161,541	129,371
Total real estate investments and intangible lease assets, net	3,174,605	2,810,011
Real estate held for sale	-	-
Cash and cash equivalents	7,198	12,144
Straight-line rent adjustment	73,916	71,765
Derivative assets	31,004	9,385
Deferred tax assets	1,849	1,679
Other assets	14,206	15,742
Total Assets	$3,302,778	$2,920,726

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($960,000 and $590,000 of principal, respectively)	$946,380	$581,880
Senior unsecured notes	622,779	622,291
Dividends payable	54,936	39,567
Rent received in advance	18,269	17,939
Derivative liabilities	3	5,055
Other liabilities	29,145	24,155
Total liabilities	1,671,512	1,290,887

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 109,756,406 and 108,188,605 shares issued and outstanding, respectively	11	11
Additional paid-in capital	1,758,035	1,713,606
Accumulated other comprehensive income	37,534	7,665
Noncontrolling interest	2,053	2,112
Accumulated deficit	(166,367)	(93,555)
Total equity	1,631,266	1,629,839
Total Liabilities and Equity	$3,302,778	$2,920,726

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Funds from operations (FFO):
Net income	$28,879	$28,877	$89,240	$83,018
Depreciation and amortization	18,509	14,988	51,110	44,025
Realized gain on exchange of real estate (1)	-	-	(377)	-
FFO (as defined by NAREIT)	$47,388	$43,865	$139,973	$127,043
Straight-line rental revenue	(957)	(856)	(2,205)	(1,563)
Deferred income tax benefit (2)	249	(100)	172	(69)
Stock-based compensation	2,149	2,208	7,217	6,969
Non-cash amortization of deferred financing costs	965	790	2,652	1,568
Non-real estate investment depreciation	73	63	222	75
Other non-cash revenue adjustments	455	478	1,466	964
Adjusted Funds from Operations (AFFO)	$50,322	$46,448	$149,497	$134,987

Weighted average fully diluted shares outstanding (3)	109,952,992	104,282,333	109,858,297	101,884,809

FFO per diluted share	$0.43	$0.42	$1.27	$1.25

AFFO per diluted share	$0.46	$0.45	$1.36	$1.33

(1) Non-cash gain recognized for GAAP purposes on the exchange of nonfinancial assets related to real estate property

(2) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business

(3) Assumes the issuance of common shares for OP units held by non-controlling interest